Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

US Federal Properties Trust, Inc.

Kansas City, Missouri

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11 of our report dated August 27, 2010 relating to the balance sheet of US Federal Properties Trust, Inc.; our report dated May 13, 2010 relating to the combined financial statements and financial statement schedule of US Federal Properties Trust Predecessor; our reports dated May 13, 2010 relating to the statements of revenues and certain operating expenses of 12445 E. Caley Ave., Centennial, CO; 2206 N. John Redditt Dr., Lufkin, TX; and the Texas SSA Portfolio; our reports dated July 16, 2010 relating to the statements of revenues and certain operating expenses of 1201 N. Mitsubishi Motorway, Bloomington, IL; and 2450 N. Highway 118, Alpine, TX; and our reports dated August 27, 2010 relating to the statements of revenues and certain operating expenses of the Rainier Portfolio; 6680 Corporate Center Boulevard, Orlando, FL; and 9300 Belvedere Rd., Royal Palm Beach, FL (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements) which are contained in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

Chicago, Illinois

August 27, 2010